Exhibit 99.1

Contact Information:

Investors:
Weight Watchers International, Inc.	Brainerd Communicators, Inc.
Sarika Sahni	Corey Kinger
Investor Relations	(212) 986-6667
(212) 589-2751

FOR IMMEDIATE RELEASE

WEIGHT WATCHERS ANNOUNCES

CHIEF FINANCIAL OFFICER TO RETIRE IN 2012

NEW YORK, N.Y., December 22, 2011 — Weight Watchers International, Inc. (NYSE: WTW) today announced that Ann Sardini has informed the Company of her decision to retire from the Company effective June 29, 2012.

Ms. Sardini, who will retire on June 29, 2012 to pursue other endeavors, will be resigning from her current position as Chief Financial Officer of the Company on March 30, 2012. In order to ensure a smooth transition, she will remain with the Company in an advisory capacity thereafter until her June 29, 2012 retirement date. Between now and June 29, 2012, Ms. Sardini will continue working closely with David Kirchhoff, President and Chief Executive Officer of the Company, the Board of Directors of the Company, and the other members of the Company’s senior management team to manage the business and the transition. No successor has yet been named by the Company.

Commenting on Ms. Sardini’s retirement, Mr. Kirchhoff said, “Over the past 10 years, Ann has built a world class finance organization. Her leadership has helped transform a once $400 million subsidiary into a nearly $2 billion revenue public company. During her time, the Company has delivered outstanding earnings growth and returns to shareholders. I and the Company will forever be thankful for her countless contributions, and we wish her our very best in her future endeavors.”

“I have spent almost ten years in this dynamic Company, and am gratified to have had the opportunity to work alongside this strong and passionate team of dedicated professionals who have brought Weight Watchers to new heights,” said Ms. Sardini. “I am highly confident that the finance organization will continue to serve the Company well, and I am announcing my retirement now in order to give the Company sufficient time to appoint my successor and to ensure a seamless transfer of responsibilities. I will continue to root for the Company’s success.”

About Weight Watchers International, Inc.

Weight Watchers International, Inc. is the world’s leading provider of weight management services, operating globally through a network of Company-owned and franchise operations. Weight Watchers holds over 45,000 meetings each week where members receive group support and learn about healthy eating patterns, behavior modification and physical activity. WeightWatchers.com provides innovative, subscription weight management products over the Internet and is the leading Internet-based weight management provider in the world. In addition, Weight Watchers offers a wide range of products, publications and programs for those interested in weight loss and weight control.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and beliefs, as well as a number of assumptions concerning future events. These statements are subject to risks, uncertainties, assumptions and other important factors. Readers are cautioned not to put undue reliance on such forward-looking statements because actual results may vary materially from those expressed or implied. The reports filed by the Company pursuant to United States securities laws contain discussions of these risks and uncertainties. The Company assumes no obligation to, and expressly disclaims any obligation to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are advised to review the Company’s filings with the United States Securities and Exchange Commission (which are available from the SEC’s EDGAR database at www.sec.gov, at various SEC reference facilities in the United States and via the Company’s website at www.weightwatchersinternational.com).

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